Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

HARKEN ENERGY CORPORATION

PURSUANT TO §245 OF THE

DELAWARE GENERAL CORPORATION LAW

* * * * * * * * * * *

Harken Energy Corporation, a corporation organized and existing pursuant to §245 of the Delaware General Corporation Law, hereinafter the “Corporation”, originally incorporated as Harken Oil and Gas, Incorporated on November 13, 1978, and the surviving corporation pursuant to a Plan of Reorganization and Agreement of Merger between the Corporation and Harken Oil & Gas, Incorporated (a California corporation) which was filed December 11, 1978, does hereby set forth its Restated Certificate of Incorporation:

ARTICLE ONE

The name of the corporation is HARKEN ENERGY CORPORATION.

ARTICLE TWO

Its registered office in the State of Delaware is located at 615 South DuPont Highway, in the City of Dover, County of Kent, Delaware 19901. The name and address of its registered agent is Capitol Services, Inc.

ARTICLE THREE

The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

To establish, carry on and transact an oil and gas business and to mine for, prospect for, drill for, produce, store, buy or in any manner acquire, refine, manufacture into its several products, and to sell, market, distribute and transport petroleum and its products and by-products; to mine for, prospect for, drill for, produce, manufacture, store, buy or in any manner acquire, and to market, sell, transport and distribute natural gas and/or artificial gas and/or liquefied petroleum gas and any by-products and residual products thereof and to own, hold, maintain and operate and to sell, exchange, lease, encumber or in any manner dispose of works, buildings, pipelines, mains, distribution systems, machinery, appliances, apparatus, facilities, rights, privileges, franchises, ordinances and such real and personal property as may be necessary, useful or convenient in the production, acquisition, manufacture, storage, transportation, sale and marketing of petroleum, natural gas and artificial gas, or any of them, and the products or by-products thereof.

To engage in the business of exploring for, mining, processing, refining, storing, concentrating, converting, treating, preparing for market, manufacturing, developing, buying, selling, exchanging and otherwise producing and dealing in all kinds of ores, metals and minerals, and the products and by-products thereof of every kind and description and by whatever process the same can be or may hereafter be produced, and generally without limit as to amount, to buy, sell, exchange, lease, acquire and deal in lands, mines and mineral rights and claims, and to conduct all business appertaining thereto.

To establish and maintain a drilling business and to own and operate drilling rigs, machinery, tools, and apparatus in the boring or otherwise sinking of wells for the production of oil, gas or other minerals, or water and the purchase and sale of such goods, wares, and merchandise as may be used for such business; to acquire, by purchase or otherwise, construct, lease, let, own, hold, sell, convey, equip, maintain, operate, and otherwise deal in and with pipelines, cars, vessels, tanks, tramways, refineries, processing plants, reduction plants, and any and all other conveyances, appliances, and apparatus for storing, transporting, distributing, marketing, manufacturing, distilling, refining, reducing, preparing, or otherwise dealing in and with petroleum, gas, gasoline, asphalt, and any and all other materials, ores, products and by-products thereof and mineral substances, products and by-products thereof; and to acquire, by purchase or otherwise, construct, and lease or let oil field equipment.

To purchase, take, receive, lease or otherwise acquire, own, hold, use, improve and otherwise deal in and with, sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of liens, real estate, real property, production payments, chattels real, and estates, interests and rights and equities of all kinds in lands; and to engage in the business of managing, supervising and operating real property, buildings and structures, to negotiate and consummate for itself or for others leases with respect to such properties, to enter into contracts and arrangements either as principal or as agent for the maintenance, repair and improvement of any property managed, supervised or operated by the Corporation; to furnish financial, management and other services to others; to purchase or otherwise acquire, own, use, improve, maintain, sell, lease, or otherwise dispose of any articles, materials, machinery, equipment and property used for or in connection with the business of the Corporation and to engage in and conduct or authorize, license and permit others to engage in and conduct any business or activity incident, necessary, advisable or advantageous to the ownership of property, buildings, and structures managed, supervised or operated by the Corporation.

To build, erect, construct, improve, purchase, lease or otherwise acquire, own, hold, let, maintain, establish, provide, operate, mortgage or otherwise encumber, sell, convey or otherwise dispose of factories, warehouses, agencies, buildings, offices, structures, showrooms, repair shops, houses, works, machinery, plants, storage houses, garages and other buildings and structures.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose, trade, deal in and deal with goods, wares, merchandise and products of every class and description.

To enter into or become an associate, member, shareholder, beneficiary or partner in any firm, association, partnership (whether limited, general or otherwise), company, joint stock company, syndicate, or corporation, domestic or foreign, formed or to be formed to accomplish any of the purposes enumerated herein, and to allow or cause the title to, any estate, right or interest in any property (whether real, personal or mixed) owned, acquired, controlled or operated by or in which the Corporation has any interest, to remain or be vested or registered in the name of, or operated by, any person, firm, association, partnership (whether limited, general or otherwise), company, joint stock company, syndicate, or corporation, domestic or foreign, formed to accomplish any of the purposes enumerated herein.

To borrow money and to make and issue notes, bonds, debentures, obligations, evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without any limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes, or the attainment of any of the objects, or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms, partnerships, and individuals and to do every other act or acts, thing or things incidental or pertinent to or growing out of or connected with the aforesaid business or powers or any part or parts thereof; provided the same be not inconsistent with the laws under which this Corporation is organized.

The foregoing clauses shall be construed both as purposes and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the Corporation and are in furtherance of and in addition to and not in limitation of the general powers conferred by the laws of the State of Delaware.

ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is Three Hundred Thirty-five Million (335,000,000), of which Three Hundred Twenty-five Million (325,000,000) shall be designated as Common Stock of the par value of One Cent ($0.01) per share and Ten Million (10,000,000) shall be designated as Preferred Stock of the par value of One Dollar ($1.00) per share.

The Corporation does, by Amendment to the Certificate of Incorporation effective November 8, 2000 (the “Effective Date”), reclassify its shares of Common Stock, par value $0.01 per share (the “Old Common Stock”) issued and outstanding immediately before the Effective Date and cancel its unissued shares of Old Common Stock unissued before the Effective Date.

All of the shares of Old Common Stock that were authorized but unissued immediately before the Effective Date shall be canceled. The Old Common Stock shall be superseded by the authorized but unissued shares of Common Stock, $0.01 par value of the Corporation.

Each ten shares of Old Common Stock outstanding immediately before the Effective Date, and each ten shares of Old Common Stock issuable pursuant to an instrument exercisable for shares of Old Common Stock (including, but not limited to, all outstanding options and warrants to acquire Old Common Stock and the Corporation’s 5% Senior Convertible Notes Due 2003), shall, on the Effective Date, be reclassified as and converted into, and become a right to receive, and the holders of the outstanding Old Common Stock or instruments exercisable for such Old Common Stock shall be entitled to receive therefore upon surrender of the certificates representing such shares of Old Common Stock to the Corporation, or upon exercise of such instrument, one share of Common Stock, $0.01 par value of the Corporation, subject to the treatment of fractional shares set forth herein.

No scrip or fractional certificates will be issued. In lieu of fractional shares, the Corporation will pay a cash adjustment in respect of such fraction of a share in an amount equal to the same fraction of the closing sale price of the Common Stock as quoted on the American Stock Exchange, or such other representative price as determined by the officers of the Corporation, as of the closing of business on September 26, 2000.

The following is a statement of the designations and the powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, in respect of the classes of stock of the Corporation, and the authority with respect thereto expressly vested in the board of directors of the Corporation:

PART 1 – COMMON STOCK

(1) Each share of common stock of the Corporation shall be equal in all respects to each other share of common stock. The holders of shares of common stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of common stock held.

(2) Subject to the preferential dividend rights applicable to shares of the preferred stock, the holders of shares of the common stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared by the board of directors at any time or from time to time out of any funds legally available therefore.

(3) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of the preferred stock, the holders of shares of the common stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, rateable in proportion to the number of shares of the common stock held by them.

(4) No holder of any shares of the common stock of the Corporation shall, as such holders, have any preemptive or preferential right to receive, purchase or subscribe for (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (b) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or substitute for, any such unissued or treasury shares, (c) any right of subscription to or to receive, or any warrant or option for the purchase of, any of the foregoing securities, or (d) any other securities that may be issued or sold by the Corporation, other than such right or rights (if any) as the board of directors of the Corporation, in its sole and absolute discretion, may determine at any time and from time to time.

PART II – PREFERRED STOCK

(1) Shares of preferred stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such other designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions, thereof, as shall be stated and expressed herein and in a resolution or resolutions providing for the issue of such series adopted by the board of directors of the Corporation. The board of directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law, to establish and designate series of the preferred stock, to fix the number of shares constituting each series, and to fix the designations and the relative powers, rights, preferences, and limitations of the shares of each series and the variations in the relative rights, powers, preferences, and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the board of directors of the Corporation with respect to each series shall include but shall not be limited to the authority to determine the following:

(a)	The designation of such series.

(b)	The number of shares initially constituting such series.

(c)	The increase, and the decrease to a number not less than the number of outstanding shares of such series, of the number of shares constituting such series, theretofore fixed.

(d)	The rate or rates and the times at which dividends on the shares of such series shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from after which they shall accumulate.

(e)	Whether or not the shares of such series shall be redeemable, and if such shares shall be redeemable the terms and considerations of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

(f)	The amount payable on the shares of such series in the event of the voluntary or the involuntary liquidation, dissolution or winding up of the Corporation. A liquidation, dissolution or winding up of the Corporation as such terms are used in this subparagraph (f) shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, lease, or conveyance of all or a part of its assets.

(g)	Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of preferred stock and the right to have more (or less) than one vote per share.

(h)	Whether or not a sinking fund shall be provided for the redemption of the shares of such series, and if such a sinking fund shall be provided, the terms and conditions thereof.

(i)	Whether or not a purchase fund shall be provided for the shares of such series, and if such a purchase fund shall be provided, the terms and conditions thereof.

(j)	Whether or not the shares of such series shall have conversion privileges, and if such shares have conversion privileges, the terms and conditions of conversion, including but not limited to any provision for the adjustment of the conversion rate of the conversion price.

(k)	Any other powers, preferences, and relative, participating, optional, or other special rights or qualification, limitations, or restrictions thereof, as shall not be inconsistent with the provisions of this Article Four or the limitations provided by law.

ARTICLE FIVE

The minimum amount of capital with which the Corporation will commence business is One Thousand Dollars ($1,000.00).

ARTICLE SIX

The Corporation is to have perpetual existence.

ARTICLE SEVEN

The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

ARTICLE EIGHT

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the by-laws of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

ARTICLE NINE

Every person who is or was a director, officer or employee of the Corporation, or of any other corporation which serves or served as such at the request of the Corporation, shall, in accordance with this Article Nine but not if prohibited by law, be indemnified by the Corporation as hereinafter provided against reasonable expense and any liability paid or incurred by him in connection with or resulting from any threatened or actual claim, action, suit or proceeding, (whether brought by or in the right of the Corporation or such other corporation or otherwise), civil, criminal, administrative or investigative, in which he may be involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the Corporation or such other corporation, whether or not he continues to be such at the time such expense or liability shall have been paid or incurred.

As used in this Article Nine, the term “expense” shall mean counsel fees and disbursements and all other expenses (except any liability) relating to any such claim, action, suit or proceeding, and the term “liability” shall mean amounts of judgments, fines or penalties against, and amounts paid in settlement by, a director, officer or employee with respect to any such claim, action, suit, or proceeding.

Any person referred to in the first paragraph of this Article Nine who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described in such first paragraph shall be reimbursed by the Corporation for his reasonable expense.

Any other person claiming indemnification under the first paragraph of this Article Nine shall be reimbursed by the Corporation for his reasonable expense and for any liability (other than any amount paid to the Corporation) if a Referee shall deliver to the Corporation his written finding that such person acted, in good faith, in what he reasonably believed to be the best interests of the Corporation, and in addition with respect to any criminal action or proceeding, reasonably believed that his conduct was lawful. The termination of any claim, action, suit or proceeding by judgment, settlement (whether with or without court approval), adverse decision or conviction after trial or upon a plea of guilty or of nolo contendere or its equivalent, shall not create a presumption that a director, officer or employee did not meet the foregoing standards of conduct. The person claiming indemnification shall at the request of the Referee appear before him and answer questions which the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which he relies for indemnification; and the Corporation shall, at the request of the Referee, make available to the Referee facts, opinions or other evidence in any way relevant for his finding which are within the possession or control of the Corporation. As used in this Article Nine, the term “Referee” shall mean independent legal counsel (who may be regular counsel of the Corporation), or other disinterested person or persons, selected to act as such hereunder by the Board of Directors of the Corporation, whether or not a disinterested quorum exists.

Any expense incurred with respect to any claim, action, suit or proceedings of the character described in the first paragraph of this Article Nine may be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking made by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not to be indemnified under this Article Nine.

The rights of indemnification provided in this Article Nine shall be in addition to any rights to which any such director, officer or employee may otherwise be entitled by contract or as a matter of law and, in the event of such person’s death, such rights shall extend to his heirs and legal representatives.

ARTICLE TEN

No contract, act or transaction of this Corporation with any person or persons, firm, trust or association, or with any other corporation, shall be affected or invalidated because any director, officer or shareholder of this Corporation is a party to, or is interested in, said contract, act or transaction, or is in any way connected with any such person or persons, firm, trust or association, or is a director, officer or shareholder of, or otherwise interested in, any such other corporation, nor shall any duty to pay damages to this Corporation be imposed upon such director, officer or shareholder of this Corporation solely by reason of such fact, regardless of whether the vote, action or presence of any such director, officer or shareholder may be or have been necessary to obligate this Corporation on, or in connection with, such contract, act or transaction, provided that such interest or connection (other than an interest as a non-controlling shareholder of any such corporation) be known or disclosed to the Board of Directors of this Corporation.

ARTICLE ELEVEN

No holder of securities of the Corporation of any class shall have any preemptive right or be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock of the Corporation or of any other class of securities of the Corporation of any kind whatsoever, whether now or hereafter authorized.

ARTICLE TWELVE

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute except that on any proposal to merge the Corporation with or into any other corporation, to sell or exchange all or substantially all of its assets and properties, or to effect the dissolution of the Corporation shall require the approval of the holders of two-thirds of each outstanding class of capital stock of the Corporation entitled to vote at such meetings of stockholders; provided, however, that any alteration, repeal, change, or amendment to the Restated Certificate of Incorporation shall require the approval of the majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class of stock entitled to vote thereon as a class; and all the rights conferred upon stockholders herein are granted subject to this reservation.

By-laws of the Corporation may be adopted, amended or repealed by the affirmative vote of a majority of the total number of directors (fixed by such by-laws as in effect immediately prior to such vote) or by the affirmative vote of the holders of two-thirds (2/3) of the voting power of the Corporation’s stock outstanding and entitled to vote thereon. Such by-laws may contain any provision for the regulation and management of the affairs of the Corporation and the rights or powers of its stockholders, directors, officers or employees not inconsistent with the laws of the State of Delaware.

ARTICLE THIRTEEN

The number of directors of the Company shall be fixed by the by-laws of the Corporation. All of the Corporation’s directors shall be elected as a slate of directors and shall serve as directors until the following Annual General Meeting of shareholders or until their successors are elected and qualified.

Directors shall be elected by a plurality of the votes of the shares present or represented by proxy and entitled to vote on the election of directors. At all elections of directors each holder of stock entitled to vote shall be entitled to cast for the election of the slate of directors as many votes as shall equal the number of shares of stock held.

Subject to the rights of the holders of any series of preferred stock then outstanding, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

ARTICLE FOURTEEN

To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

The Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware on November 29, 2005.

IN WITNESS WHEREOF, said Harken Energy Corporation has caused this Restated Certificate of Incorporation to be signed by Mikel D. Faulkner, its President, and attested by Elmer A. Johnston, its Secretary, this 30th day of January 2006.

Harken Energy Corporation

By:	/s/ Mikel D. Faulkner
Mikel D. Faulkner, President

ATTEST:

By:	/s/ Elmer A. Johnston
Elmer A. Johnston, Secretary